                                                                      EXHIBIT 12

                              UNITED RENTALS, INC.

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                     PRO FORMA
                                                                     SIX MONTHS
                          PERIOD FROM AUGUST 14,                       ENDED
                         1997 (INCEPTION) THROUGH   SIX MONTHS ENDED  JUNE 30,
                            DECEMBER 31, 1997        JUNE 30, 1998     1998 (1)
                         ------------------------ ------------------ ----------
Earnings:
  Income before
   provision for income
   taxes................         $ 54,138            $13,913,219    $13,913,219
  Interest expense......          454,072              4,936,708      7,293,708
  Amortization of debt
   issuance cost........           38,332                261,919        261,919
  Interest portion of
   rent expense(2)......          174,917              1,781,833      1,781,833
                                 --------             ----------     ----------
    Earnings as                  $721,459            $20,893,679    $23,250,679
     adjusted...........         ========             ==========     ==========
Fixed charges:
  Interest expense......         $454,072             $4,936,708     $7,293,708
  Amortization of debt
   issuance cost........           38,332                261,919        261,919
  Interest portion of
   rent expense(2)......          174,917              1,781,833      1,781,833
                                 --------             ----------     ----------
    Fixed charges.......         $667,321             $6,980,460     $9,337,460
                                 ========             ==========     ==========
Ratio of earnings to
 fixed charges..........              1.1x                   3.0x           2.5x

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(1) The pro forma ratio of earnings to fixed charges gives effect to the issuance of the Notes and the application of a portion of the net proceeds therefrom to repay outstanding indebtedness, as if such transactions had occurred at the beginning of the period.

(2) The interest portion of rent expense is estimated to be one-third of rent expense.